As filed with the Securities and Exchange Commission on September 13, 2016

Registration No. 333- 157279

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-157279

UNDER THE SECURITIES ACT OF 1933

TRANSITION THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Ontario, Canada	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 College Street, Suite 220 Toronto, Ontario, Canada	M5G 1L7
(Address of Principal Executive Offices)	(Zip Code)

The Amended and Restated Stock Option Plan of Transition Therapeutics Inc.
(Full title of the plans)

CT Corporation System 111 Eighth Avenue, 13th Floor New York, NY 10011 (212) 894-8940

(Name, address and telephone number, including area code, of agent for service)

with copies to: Robert L. Grossman, Esq. Joshua M. Samek, Esq. Greenberg Traurig, P.A. 333 Southeast 2nd Avenue Suite 4400 Miami, Florida 33131 (305) 579-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Amendment”) relates to the Registration Statement on Form S-8, Registration Statement No. 333-157279, of Transition Therapeutics Inc., an Ontario corporation (the “Registrant”), filed with the Securities and Exchange Commission on February 12, 2009, registering the offering and sale of common shares, no par value, of the Registrant under the Registrant’s Amended and Restated Stock Option Plan (the “Registration Statement”).

On August 31, 2016, pursuant to the Arrangement Agreement, dated as of June 29, 2016, by and among OPKO Health, Inc., a Delaware corporation (“Parent”), OPKO Global Holdings, Inc., a Cayman Islands corporation and a wholly owned subsidiary of Parent (“Sub”), and the Registrant, Sub acquired all of the equity interests of the Registrant, with the Registrant becoming a wholly-owned subsidiary of Parent (the “Arrangement”).

As a result of the Arrangement, the Registrant has terminated any and all offerings of securities pursuant to the Registration Statement. Accordingly, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date of this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Toronto, Province of Ontario, Canada, on September 13, 2016.

Transition Therapeutics Inc.

By:	/s/ Nicole Rusaw
	Name:	Nicole Rusaw
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on September 13, 2016.

Name	Title(s)

/s/ Dr. Tony Cruz	Director & Chief Executive Officer
Dr. Tony Cruz	(Principal Executive Officer)

/s/ Nicole Rusaw	Chief Financial Officer
Nicole Rusaw	(Principal Financial Officer and Principal Accounting Officer)

/s/ Steven Rubin	Director
Steven Rubin

/s/ Adam Logal	Director
Adam Logal